Exhibit 4.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SOLID POWER, INC.

BOARD NOMINATION AND SUPPORT AGREEMENT

THIS BOARD NOMINATION AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 5, 2021, by and between Solid Power, Inc., a Colorado corporation (the “Company”), BMW Holding B.V., a Dutch limited liability company (“BMW”), and those certain stockholders of the Company listed on Schedule A (the “Key Holders”).

RECITALS

A. BMW acquired 2,746,853 shares of Series B Preferred Stock of the Company (the “Series B Preferred Stock”) pursuant to that certain Series B Preferred Stock Purchase Agreement, by and among the Company, BMW, and the other parties thereto, dated May 5, 2021 (the “Purchase Agreement”).

B. As a material inducement for BMW to invest in the Company and enter into the Purchase Agreement and purchase shares of Series B Preferred Stock, the Company agreed to grant the director nomination rights to BMW as contained herein.

C. Each Key Holder is the beneficial owner of shares of the Company’s Common Stock (the “Common Stock”) and/or Preferred Stock (the “Preferred Stock”), and the Key Holders desire to further induce BMW to invest in the Company by entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Company, BMW, and the Key Holders agree as follows:

SECTION 1

1. Certain Definitions

1.1 “Affiliate” shall mean (i) in the case of BMW, Bayerische Motoren Werke Aktiengesellschaft (“BMW AG”) and any direct or indirect subsidiary of BMW AG or any entity for which BMW AG directly or indirectly holds at least a 50% ownership stake or 50% of the voting control, or in the case of an investment fund, that BMW AG holds at least 50% of the economic interests of such fund, and (ii) in the case of the Company, any direct or indirect subsidiary of the Company.

1.2 “BMW Designee” shall mean the individual designated by BMW, its Affiliates or its permitted assigns to serve on the Public Company Event Board of Directors pursuant to Section 2.1 below.

1.3 “Board” shall mean the board of directors of the Company.

1.4 “Board Nomination Conditions” shall mean that (i) BMW and the Company have a continuing and material commercial relationship, (ii) BMW or its Affiliates continue to hold at least 686,713 shares of Series B Preferred Stock or common stock issued upon conversion thereof or in exchange therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), and (iii) the performance by the Company of its board nomination obligations as set forth in this Agreement do not conflict with or violate any applicable law, rule or regulation, including applicable securities laws and applicable stock exchange listing requirements.

1.5 “Capital Stock” shall mean shares of the Company’s Common Stock or Preferred Stock or any other shares of the Company’s capital stock.

1.6 “continuing and material commercial relationship” shall have the meaning ascribed to such term in the Amended and Restated Voting Agreement by and among the Company, BMW and the other parties thereto in effect as of the date hereof.

1.7 “De-SPAC Transaction” shall mean a transaction or series of related transactions by merger, consolidation, share exchange or otherwise of the Corporation with a SPAC, following which the shares of common stock or share capital of the SPAC or its successor entity, are listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the Board.

1.8 “Deemed Liquidation Event” shall mean any of the following:

(a)

a merger or consolidation, including a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than sixty-six percent (66%) of the outstanding voting power of the Company, in which:

(i)	the Company is a constituent party or

(ii)	a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation, other than a De-SPAC Transaction, involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)

the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets or intellectual property of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company.

1.9 “Direct Listing” shall mean the Company’s initial listing of its Common Stock on a U.S. national securities exchange, the concurrent registration of the Common Stock under the Securities Exchange Act of 1934, as amended, pursuant to an effective registration statement on Form 10 filed by the Company with the U.S. Securities and Exchange Commission, and the concurrent registration of the resale of certain outstanding shares of capital stock of the Company under the Securities Act pursuant to an effective registration statement on Form S-1 also filed by the Company with the U.S. Securities and Exchange Commission.

1.10 “Governance Guidelines” shall mean the Solid Power, Inc. Corporate Governance Guidelines Respecting Confidentiality and Conflicts of Interest attached hereto as Exhibit A (as may be amended and/or restated from time to time approved by the Board).

1.11 “Nomination Right Sunset Date” shall mean the earliest to occur of (i) December 31, 2030, or (ii) the occurrence of a Deemed Liquidation Event following the Public Company Event.

1.13 “Person” shall mean an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

1.14 “Public Company Event” shall mean a Direct Listing, Public Offering or a De-SPAC Transaction.

1.15 “Public Company Event Board of Directors” shall mean the board of directors or similar governing body of the Company following a Direct Listing, Public Offering, or a De-SPAC Transaction.

1.16 “Public Offering” shall mean the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace.

1.17 “ Securities Act” shall mean the Securities Act of 1933, as amended.

1.18 “SPAC” shall mean a publicly-traded “special purpose acquisition company” or its subsidiary.

2. Director Nomination Rights

2.1 Designee. The Company shall take all necessary actions within its control, including but not limited to calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, at the time of effectiveness of a Public Company Event (the “Effective Time”), the BMW Designee shall either be elected by the Company’s stockholders at the meeting held to approve the transactions relating to the Public Company Event or appointed to the Board as of the Effective Time as a director of the Company. Following a Public Company Event, subject to the continued satisfaction of the Board Nomination Conditions, the Company shall, and shall cause the Public Company Event Board of Directors (or the nominating committee thereof) to, (i) nominate one BMW Designee to the initial post-Public Company Event Board of Directors (which shall be a classified board with three classes, and the BMW Designee shall be in the class that is last up for re-election following the Public Company Event at the third annual meeting of stockholders following the Public Company Event), (ii) include any such designee in the slate of nominees recommended to the applicable stockholders for reelection at each applicable annual meeting of stockholders held on or before the Nomination Right Sunset Date, and (iii) ensure that any BMW Designee up for election is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of Public Company Event Board of Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or Public Company Event Board of Directors with respect to the election of members of Public Company Event Board of Directors prior to the Nomination Right Sunset Date. In the event that BMW shall desire to appoint a BMW Designee other than in connection with a stockholder solicitation or action relating to the election of directors, then as soon as practicable upon written notice from BMW, but in no event in more than ten (10) days from such notice, the Public Company Event Board of Directors shall appoint the BMW Designee to the Public Company Event Board of Directors.

Notwithstanding the foregoing, BMW shall not be entitled to designate a particular BMW Designee if (i) there has been a failure by such BMW Designee to materially comply with the Confidentiality guidelines set out in Section 1 of the Governance Guidelines or the Conflict of Interest guidelines set out in Section 2 of the Governance Guidelines, as determined by Independent Counsel, or (ii) Independent Counsel determines that such BMW Designee is not qualified to serve as a director of the Company under any then applicable law (including requirements of fiduciary duties under applicable law), rule or regulation, or any applicable rule of the stock exchange on which the Company’s shares are listed; provided that, any BMW Designee that does not qualify as “Independent” as defined in the listing standards of the applicable securities exchange rules due to the failure to satisfy such requirements or any other rules relating to diversity and inclusion or similar requirements shall not be deemed a failure to qualify to serve as a director for purposes of this Agreement. The Company shall notify BMW as soon as reasonably practicable of any objection to any particular BMW Designee as to enable BMW to propose a replacement designee. Notwithstanding anything to the contrary herein, the director position for such BMW Designee shall not be filled pending such proposal and appointment or election of a BMW Designee. For the purposes of this Agreement, “Independent Counsel” shall mean an AmLaw 100 law firm with expertise in corporate governance with no current or prior client relationship with the Company or BMW or their Affiliates that is reasonably acceptable to the Company and BMW.

2.2 Voting of Key Holder Shares. Upon and at all times following a Public Company Event, each of the Key Holders agrees, severally and not jointly, to vote, or cause to be voted, all shares Capital Stock owned by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary, to elect the BMW Designee to the Public Company Event Board of Directors.

2.3 Voting of Management Shares. Following a Public Company Event, the Company shall endeavor, using commercially reasonable efforts, (i) to cause the shares held by the Company’s executive officers that are not Key Holders hereunder on the date hereof (“Future Executives”) to be voted in favor of the election of the BMW Designee nominated pursuant to this Agreement; (ii) to cause each such Future Executive to become a party to this Agreement as a Key Holder by executing a joinder to this agreement, and (iii) to cause the Public Company Event Board of Directors to recommend to its stockholders to vote in favor of the BMW Designee for election to the Public Company Event Board of Directors.

2.4 Vacancies. In the event that any BMW Designee shall cease to serve as a director of the Public Company Event Board of Directors for any reason during a period in which BMW’s designation rights pursuant to Section 2.1 hereof apply, the vacancy resulting therefrom shall be filled only by another BMW Designee, subject to the conditions and qualifications above. Notwithstanding anything to the contrary herein, the Public Company Event Board of Directors shall take no action to fill the director position for such BMW Designee until BMW makes such designation.

2.5 Indemnification. The Company shall indemnify the BMW Designee on the same basis as all other members of the Board and pursuant to an indemnity agreement with terms that are no less favorable to the BMW Designee than the indemnity agreements entered into between the Company and its other directors.

2.6 Compensation and Expenses. The Company shall reimburse the BMW Designee in accordance with the Company’s expense reimbursement policies applicable to outside directors.

2.7 Negative Covenant. The Company shall not decrease the size of the Board so as to eliminate directorships sufficient for the BMW Designee to serve on the Board, or to otherwise circumvent the purpose of, or the Company’s obligations under, this Agreement.

2.8 Designation of Proxy. Each of the Key Holders hereto hereby constitutes and appoints the President and Secretary of the Company or the SPAC, as applicable, and each of them, with full power of substitution, as its proxies to represent and to vote all of such Key Holder’s voting securities in accordance with the terms and provisions of this Agreement, if and only if such Key Holder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties hereto in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires.

3. Miscellaneous

3.1 Termination. This Agreement shall terminate and have no further force or effect upon the earliest to occur of (a) December 31, 2030, (b) the occurrence of a Deemed Liquidation Event following the Public Company Event, and (c) the date on which BMW or its Affiliates no longer own at least 686,713 shares of Series B Preferred Stock or common stock issued upon conversion thereof or in exchange therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) or, following a De-SPAC Transaction, a number and type of SPAC securities that such Series B Preferred Stock or common stock, as applicable, would represent.

3.2 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and BMW shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.3 Assignment. This Agreement and the rights granted to BMW hereunder are personal to BMW and may not be assigned to any other Person other than to its Affiliates, provided that such assignee expressly agrees in writing to be bound by the terms of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (other than the SPAC) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, this Agreement shall be automatically assigned by the Company to the SPAC upon the consummation of a De-SPAC Transaction.

3.4 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to its principles of conflicts of laws.

3.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to (i) in the case of the Company, Attention: David B. Jansen, President, [***], with a copy to Sparks Willson, P.C., Attention: David P. Steigerwald, [***], (ii) in the case of BMW, BMW Holding B.V.; attn: board of directors, Einsteinlaan 5, 2289 CC Rijswijk, the Netherlands, with a copy to [***] or (iii) in the case of a Key Holder, to the address set forth for such Key Holder on Schedule A hereto; or to such email address or address as subsequently modified by written notice given in accordance with this Section 3.7.

3.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) BMW, and (iii) with respect to Sections 2.2 and 2.8 only, the holders of a majority of the voting securities of the Company over which the Key Holders who are then providing services to the Company as officers, employees, or consultants have control, or, following a De-SPAC Transaction, the holders of a majority of the voting securities of the SPAC over which the Key Holders who are then providing services to the SPAC as officers, employees, or consultants have control; provided, however, (a) the consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver either (I) is not directly applicable to the rights of the Key Holders hereunder; or (II) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto; and (b) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

The Company shall give prompt written notice of any amendment, termination, or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination, or waiver effected in accordance with this Section 3.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

3.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

3.11 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties.

3.12 Stock Splits, Stock Dividends, etc. In the event of any issuance the Company’s voting securities hereafter to any of the parties (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such voting securities shall become subject to this Agreement.

3.13 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

3.14 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located in Denver, Colorado, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located in Denver, Colorado, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Board Nomination and Support Agreement as of the date first written above.

COMPANY:

SOLID POWER INC.

/s/ David B. Jansen
Name:	David B. Jansen	Date
Title:	President

Solid Power Board Nomination and Support Agreement

Signature Page

IN WITNESS WHEREOF, the parties have executed this Board Nomination and Support Agreement as of the date first written above.

BMW:

BMW Holding B.V.

/s/ W. Knopp		/s/ G.Ramcharan
Name:	W. Knopp	G. Ramcharan	Date
Title:	Director	Authorised Representative

Solid Power Board Nomination and Support Agreement

Signature Page

IN WITNESS WHEREOF, the parties have executed this Board Nomination and Support Agreement as of the date first written above.

KEY HOLDERS:

/s/ Douglas Campbell	/s/ David B. Jansen
Douglas Campbell	David B. Jansen

/s/ SeHee Lee	/s/ Conrad Stoldt
SeHee Lee	Conrad Stoldt

/s/Joshua Buettner-Garrett	/s/Stephen C.Fuhrman
Joshua Buettner-Garrett	Stephen C. Fuhrman

/s/Derek Johnson
Derek Johnson

Solid Power Board Nomination and Support Agreement

Signature Page

SCHEDULE A

KEY HOLDERS

Name	Email Address
Douglass Campbell	[***]

SeHee Lee	[***]

Conrad Stoldt	[***]

David Jansen	[***]

Joshua Buettner-Garrett	[***]

Stephen C. Fuhrman	[***]

Derek Johnson	[***]

EXHIBIT A

GOVERNANCE GUIDELINES

[***]